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                                                                    EXHIBIT 10.1

                               ALLIANCE AGREEMENT

            THIS ALLIANCE AGREEMENT (this "Alliance Agreement"), is entered into this June 10, 2004, between JMAR Technologies, Inc., a Delaware corporation ("JMAR"), on the one hand, and Gregory M. Quist ("Quist") and David A. Drake ("Drake"), doing business as The LXT Group, on the other hand (Quist and Drake are referred to herein collectively as "Sellers").

                                   WITNESSETH:

            WHEREAS, the parties entered into a letter agreement, dated April 16, 2004, which provides for the execution of an alliance agreement to fund the development of the proof of concept model and beta models of the CORTS system and, upon the satisfaction of certain conditions, the execution of a definitive purchase agreement for the purchase and sale of the CORTS Business (the "Letter Agreement"); and

            WHEREAS, the parties wish to set forth the terms of such an alliance and certain terms of the purchase agreement;

            NOW, THEREFORE, in consideration of the representations, warranties, covenants, agreements and undertakings hereinafter set forth in this Alliance Agreement, the parties hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

      1.1 "CORTS" shall mean a continuous online real-time surveillance system that uses light scattering for detection of microorganism contamination of water.

      1.2 "CORTS Technology" shall mean the technology related to the CORTS system, including the technology described in the Provisional Patent Application prepared by Quist and Drake and filed with the U.S. Patent & Trademark Office on January 8, 2004, and all designs, specifications, build list, software, algorithms and related technology.

      1.2 "CORTS Business" shall mean all of the tangible and intangible assets or other rights owned by Quist and/or Drake related to the CORTS system and the CORTS Technology.

      1.3 "Seed Stage" shall mean the activities performed during the period from April 19, 2004 until January 5, 2005.

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                                   ARTICLE II
                          ALLIANCE TERMS AND CONDITIONS

      2.1 Funding of Seed Stage. Subject to JMAR's maximum financial commitment set forth in Section 2.3 below and the satisfaction of the Milestones (as defined in Section 2.3 below), during the Seed Stage JMAR agrees to provide funding and other resources to complete the activities set forth on Schedule 2.3(a) hereto. These activities include the design, construction and testing of a proof of concept model of the CORTS system, two alpha models and five beta models.

      2.2 Improvement of LXT Facility. The Sellers are a party to a short-term lease of the premises (the "LXT Facility") located at 1334 Industrial Avenue, Escondido, California ("Lease"). A copy of the Lease has been reviewed and approved by JMAR. Attached hereto as Schedule 2.2 is a list of the proposed improvements to be made to the CORTS Facility, together with a list of furniture, equipment and other fixed assets to be purchased for the LXT Facility. JMAR agrees to pay the cost for said improvements and equipment as a part of its financial commitment under Section 2.3(a) below.

      2.3 Maximum Funding Commitment.

      (a) JMAR's total financial commitment during the Seed Stage shall not exceed $1,000,000, including cash outlay, cost of labor (including applicable overhead and general and administrative burden), consulting fees paid to Quist and Drake and to other consultants (including those directly engaged by JMAR with Sellers' consent), the cost of facility improvements, equipment and materials and the value of assets contributed directly by JMAR. JMAR agrees to continue to provide the monetary and non-monetary contributions described above during the Seed Stage for so long as (i) the milestones listed on Schedule 2.3(a) hereto ("Milestones") are met in accordance with the schedule set forth thereon, and (ii) the costs to complete the Seed Stage have not exceeded, and are not expected by JMAR to exceed, the total budgeted costs set forth on
Schedule 2.3(b) hereto (the "Budgeted Costs"). In the event that the Milestones are not met in accordance with Schedule 2.3(a) or the total costs of the Seed Stage are expected to exceed the Budgeted Costs, then JMAR shall have the right to terminate this Alliance Agreement pursuant to Section 4.1 below. The total financial commitment described above shall be exclusive of the Loan (defined in Section 2.4 below).

      (b) JMAR agrees to make available to Sellers certain of its engineering and other technical personnel and other staff to support completion of the Seed Stage activities. The specific personnel and scheduling of such personnel shall be determined by JMAR in its sole discretion. In the event that the personnel required to complete the Seed Stage tasks are not available from JMAR, JMAR and Sellers shall work together to identify and retain appropriate consultants or other employees for the performance of the required tasks.

      2.4 Loan to Sellers. Upon the execution of this Alliance Agreement, JMAR will loan a total of $125,000 to Sellers (the "Loan"). The Loan will be evidenced by Promissory Notes executed by Drake and Quist each in the principal amount of $62,500 (collectively, the "Notes"),

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in the form attached as Exhibit A hereto. The Loan will not bear interest unless and until it is not paid when due and will be secured by the grant of a security interest in the assets of the CORTS Business, which security interest is perfected by filing a UCC-1 Financing Statement. Unless extended by JMAR, the Loan will be due on the earlier of 90 days after (i) the termination of this Alliance Agreement, (ii) the failure to complete the acquisition of the CORTS Business by January 7, 2005 as contemplated by the Purchase Agreement or (iii) the termination of the Purchase Agreement prior to the Closing Date following the occurrence of the events listed in Section 4.1(a), (b) or (e) of this Alliance Agreement. In the event that the Purchase Agreement is executed by the parties and the CORTS Business is acquired pursuant thereto, the Loan shall be canceled at the Closing and the outstanding principal amount shall be credited to the purchase price at the Closing.

      2.5 Consulting Fees. JMAR agrees to engage Quist and Drake as independent contractors during the Seed Stage. JMAR shall pay Quist and Drake a consulting fee of $6,923.08 each every two weeks, and shall reimburse their actual out-of-pocket expenses in accordance with standard JMAR business expense reimbursement policies (the "Consulting Fees"). JMAR shall continue to pay the Consulting Fees until the earlier of the termination of this Alliance Agreement or the execution of the Purchase Agreement. The Purchase Agreement shall provide for a continuation of the Consulting Fees and the consulting relationship on the same terms until either the Closing of the acquisition of the CORTS Business or the termination of the Purchase Agreement. The Purchase Agreement shall also provide for execution of Employment Agreements with Quist and Drake on the Closing Date of the acquisition of the CORTS Business, as described more fully in Section 3.7(f) below.

      2.6 Representations and Warranties of Sellers. Each of the Sellers represents and warrants to JMAR as follows:

      (a) Authority Relative to this Alliance Agreement. Each of the Sellers has the full power and authority to execute and deliver this Alliance Agreement, the Notes and other documents to be executed in connection herewith and to consummate the transactions contemplated hereby. This Alliance Agreement, the Notes and other documents to be executed in connection herewith have been duly and validly executed and delivered by Sellers and constitute the legal, valid and binding agreement and obligation of Sellers, enforceable against Sellers in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights generally or by general principles of equity, including principles governing the availability of equitable remedies.

      (b) Consents and Approvals; No Violation. Neither the execution and delivery of this Alliance Agreement and related agreements by Sellers nor the consummation of the transactions contemplated hereby will (i) require any consent, approval, authorization or permit from, or filing with or notification to, any governmental or regulatory authority or other third party, except for any such consents, approvals, authorizations, permits, filings or notifications, the absence of which would not have a material adverse effect on the assets, properties, business or financial condition of the CORTS Business; (ii) conflict with or result in a violation of any provision of (A) any statute, rule, regulation or ordinance which conflict

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      or violation might have a material adverse effect on the assets, properties, business or financial condition of the CORTS Business, or (B) any material order, injunction, judgment, award or decree applicable to Sellers or the CORTS Business; or (iii) result in or require the creation or imposition of any lien upon or with respect to any of the properties or assets of the Sellers related to the CORTS Business.

      (c) Patents, Trademarks, Trade Names, Etc. Schedule 2.6(c) hereto is a complete and correct list of (i) all patents, technology, know-how and processes, trademarks, service marks, trade names and copyrights (including all applications for the registration thereof) and all licenses and other agreements relating thereto, and (ii) all agreements relating to third party technology, know-how and processes (collectively the "Intellectual Property"), which are used or are proposed to be used in the CORTS Business and are owned or held by or registered in the name of Sellers or in which Sellers have any rights as licensor, licensee or otherwise. The Intellectual Property is owned by Sellers and Sellers do not have actual knowledge that any Intellectual Property is not valid or in full force and effect, nor have Sellers received any notice or claim that any of the Intellectual Property is invalid or unenforceable. The Intellectual Property which is owned by Sellers is owned free and clear of any license, sublicense, agreement, right, judgment, order, lien, adverse claim, charge or encumbrance of any nature whatsoever. The Sellers are in negotiations with NASA to enter into a license for the exclusive rights to use the technology embodied in U.S. Patent No. 6,313,908 issued to McGill, et al and assigned to NASA (the "NASA License") in the field of detection of microorganisms in water. Except for the NASA License, Sellers own, are licensed, have rights under or have the right to use all patents, trademarks, trade names, copyrights, licenses, technology, know-how, processes and other intellectual property used in or necessary to operate the CORTS Business as it is proposed to be operated. None of the Intellectual Property or any of the technology covered thereby or any of the know-how included therein has been misappropriated from any person, and Sellers are not infringing upon or otherwise acting illegally with regard to any such property owned by any other person, and there is no claim or action by any person pending, or to the knowledge of Sellers threatened, with respect thereto.

      (d) Litigation. Sellers have not been served with or otherwise received notice of any pending or threatened claim, legal action, suit, arbitration, governmental investigation or other legal or administrative proceeding relating to the CORTS Business or the CORTS Technology, the Letter Agreement, this Alliance Agreement or the transactions contemplated hereby, and Sellers do not know of any basis therefor. No unsatisfied order, decree or judgment is in effect with respect to the CORTS Business, the CORTS Technology, this Alliance Agreement or the transactions contemplated hereby. No citations, fines or penalties have been asserted against Sellers or the CORTS Business under any federal, state or local law relating to air or water pollution or other environmental protection matters, or relating to occupational health or safety.

      (e) Expertise and Prior Experience. Quist has investigated light scattering techniques as applied to particle detection since 1980. Quist holds a Ph.D. from UCSB in Physics, a BS degree from Yale and several patents covering particle detection systems. Quist has been developing microorganism detection systems for commercial application since

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      1995. Quist is currently a member of the board of directors of the Rincon
      Del Diablo Water District and serves as Rincon's representative to the San Diego County Water Authority (SDCWA). Quist, with two other authors, has recently completed a peer reviewed paper to be published later this year according to the American Water Works Association Research Foundation concerning light scattering for Cryptosporidium detection. Drake has been active in signal processing, radar and data acquisition systems since 1974. Drake has a BSEE from Caltech and holds patents in cryptography and light scattering detection. Drake has served for nine years as the representative from the City of Escondido to the SDCWA. Drake has served in engineering management for 25 years. Quist and Drake have successfully fielded light scattering microorganism detection systems at a major water supplier and at the Super Bowl 2003 in San Diego.

      (f) CORTS Capabilities. Previous versions of the CORTS system have been characterized by raw false positive rates and the identification rate as measured against all events. To the best of Sellers' knowledge, the proof of concept instrument will have a raw false positive rate for 1, 2 and 4 micron PSL spheres at or below 1 part in a thousand in purified water. To the best of Sellers' knowledge, the identification rate of such spheres will be at or greater than 95% as measured against all events.

      2.7 Representations and Warranties of JMAR. JMAR represents and warrants to the Sellers as follows:

      (a) Organization. JMAR is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted.

      (b) Authorization of Agreement. JMAR has the requisite corporate power and authority to enter into and deliver this Alliance Agreement and to carry out its obligations hereunder. The execution and delivery by JMAR of this Alliance Agreement, the performance by JMAR of its obligations hereunder and the consummation by JMAR of the transactions contemplated hereby have been duly authorized by all necessary corporate action on its part. This Alliance Agreement has been duly and validly executed and delivered by JMAR and is the legal, valid and binding agreement and obligation of JMAR, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights generally or by general principles of equity, including principles governing the availability of equitable remedies.

      (c) Consents and Approvals; No Violations. Neither the execution and delivery of this Agreement by JMAR nor the consummation of the transactions contemplated hereby or compliance with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws of JMAR, each as amended to date; (ii) require any consent, approval, authorization or permit from, or filing with or notification to, any governmental or regulatory authority or other third party, except for any such consents, approvals, authorizations, permits, filings or notifications, the absence of

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      which would not have a material adverse effect on the assets, properties, business or condition of JMAR; or (iii) conflict with or result in a violation of any provision of (A) any statute, rule, regulation or ordinance which conflict or violation might have a material adverse effect on the assets, properties, business or condition of JMAR or (B) any material order, writ, injunction, judgment, award, decree, permit, concession, grant, franchise or license applicable to JMAR or any of its respective properties or assets.

      2.8 No Shop Provision. Until either the termination of this Alliance Agreement or the execution of the Purchase Agreement, Sellers agree that neither Sellers nor any of their respective agents, representatives or affiliates will, directly or indirectly, solicit, encourage, negotiate or enter into any transaction with any other person with respect to the sale or license of, or other transfer of rights to, the CORTS Business or the CORTS Technology, nor will Sellers participate in any negotiations regarding or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek to do any of the foregoing. In the event of a material violation of any of the provisions of this Section 2.8 by one or both of the Sellers prior to the termination of this Alliance Agreement resulting in a material alteration of the terms of the Purchase Agreement, or in the failure to execute the Purchase Agreement or in the failure to consummate the transactions contemplated by the Purchase Agreement, Sellers will reimburse JMAR for all of its actual costs incurred after the execution of the Letter Agreement and before the termination of this Alliance Agreement.

      2.9 Indemnification by JMAR. JMAR agrees to indemnify, defend and hold harmless Sellers and their respective successors or assigns from and against any and all losses, liabilities, damages, deficiencies, costs or expenses, including interest, penalties and reasonable attorneys' fees and disbursements ("Losses") which either of them shall incur or suffer based upon, arising out of or otherwise in respect to any third party claims made or threatened against Sellers which arise out of or involve the operation of the CORTS Business after the execution of the Letter Agreement and until the termination of this Alliance Agreement; provided, however, JMAR shall not be obligated to indemnify Sellers for Losses which are finally judicially determined to have resulted from the gross negligence or willful misconduct of Sellers, including Losses arising from the misappropriation of the trade secrets of another person. JMAR shall have no obligation to indemnify Sellers against Losses arising from their pursuit of the CORTS Business or their use of the CORTS Technology after termination of this Alliance Agreement.

                                   ARTICLE III
                         EXECUTION OF PURCHASE AGREEMENT

      3.1 Execution of the Purchase Agreement. The parties agree to use their best efforts to execute a definitive Purchase Agreement for the purchase and sale of all of the assets of the CORTS Business by no later than August 1, 2004 (the "Purchase Agreement"). Subject to the satisfaction of the conditions set forth in Sections 3.7 and 3.8 below, the Purchase Agreement will provide that on the Closing Date (as defined in Section 3.4 below) the Sellers will sell and deliver to JMAR, and JMAR will purchase and acquire from Sellers, all right, title and interest of

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Sellers in and to all of their respective rights, assets, and properties of every kind relating to or primarily involving the CORTS Business, other than cash on hand (the "Purchased Assets").

      3.2 Purchased Assets. The Purchased Assets shall include, without limitation, the following assets related to the CORTS Business and CORTS
Technology:

      (a) all machinery, equipment, furniture and similar property;

      (b) all inventories of raw materials, work in process, finished products, goods, products, including the Proof of Concept, Alpha models and Beta Models, spare parts, replacement and component parts, and office and other supplies (collectively, the "Inventories");

      (c) all rights to unfilled customer orders;

      (d) all of the rights of Sellers under all contracts, arrangements, confidentiality agreements, patent assignments, license and technology agreements, leases and agreements;

      (e) all accounts receivable and other receivables;

      (f) (i) all patents throughout the world and applications therefor including all applications for patents filed between the date hereof and the Closing Date, (ii) all trademarks, service marks and trade names throughout the world, including registrations and applications for registration thereof, if any, and (iii) all copyright registrations throughout the world and applications therefor, and any other non-registered copyrights;

      (g) all designs, software, algorithms, drawing packages, plans, trade secrets, inventions, processes, procedures, research records, manufacturing know-how and manufacturing formulae;

      (h) all books, records, manuals and other materials, including, without limitation, all lists of customers, distribution lists, production data, sales and promotional materials and records, research and development files, data and laboratory books, patent disclosures and accounting records; and

      (i) to the extent their transfer is permitted by law, all governmental and other licenses, permits and approvals and license applications relating specifically to the Purchased Assets.

At the Closing, Sellers will transfer, convey, assign and deliver all of the Purchased Assets to JMAR free and clear of all liabilities, obligations, security interests, liens, charges, encumbrances and claims.

      3.3 Assumption of Liabilities. The Purchase Agreement will provide that at the Closing JMAR will assume the liabilities, obligations and commitments arising out of or

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requiring performance under agreements, contracts or commitments entered into after April 16, 2004 that are included in the Purchased Assets (the "Assumed Contracts"). Except for the Assumed Contracts, JMAR shall not assume any liabilities, obligations or commitments of Sellers relating to or arising out of the business, products, services, operations, assets, properties, taxes or deferred taxes of the CORTS Business on or prior to the Closing, or based on any omission or state of facts or events existing or occurring on or prior to the Closing.

      3.4 Closing Date. The Purchase Agreement will provide for the completion of the purchase and sale of the CORTS Business by no later than January 7, 2005 (the "Closing Date").

      3.5 Purchase Price. The Purchase Agreement will provide that, subject to the terms and conditions set forth in the Purchase Agreement, in consideration for the sale, transfer and delivery by Sellers of all of the Purchased Assets to JMAR, at the Closing JMAR will pay or cause to be paid to Sellers the total Purchase Price as follows:

      (a) On the Closing Date, JMAR will pay the Sellers a total of $250,000 in cash, divided equally between Quist and Drake. One-half of the payment shall be made in the form of cancellation of the Loan;

      (b) On the Closing Date, JMAR will issue and deliver 90,000 shares of JMAR common stock to Quist and 90,000 shares to Drake. If Quist's employment with JMAR terminates for any reason other than (i) termination upon the death or disability of Quist as provided in Exhibit B, (ii) termination by JMAR for Cause (as defined in Exhibit
            B), (iii) termination by JMAR because the CORTS Business has been discontinued in substantial part or (iv) termination by Quist without Good Reason (as defined in Exhibit B), then all of Quist's unvested shares shall immediately vest. Otherwise, if Quist is employed by JMAR at the end of the first year after the Closing Date, one-third of his shares shall thereupon vest, with an additional one-third vesting if he is so employed at the end of the second year after the Closing Date and the remaining one-third shall vest if he is employed at the end of the third year after the Closing Date. If Drake's employment with JMAR terminates for any reason other than (i) termination upon the death or disability of Drake as provided in Exhibit B, (ii) termination by JMAR for Cause (as defined in Exhibit B), (iii) termination by JMAR because the CORTS Business has been discontinued in substantial part or (iv) termination by Drake without Good Reason (as defined in Exhibit B), then all of Drake's unvested shares shall immediately vest. Otherwise, if Drake is employed by JMAR at the end of the first year after the Closing Date, one-third of his shares shall thereupon vest, with an additional one-third vesting if he is so employed at the end of the second year after the Closing Date and the remaining one-third shall vest if he so employed at the end of the third year after the Closing Date. Except as set forth above in this paragraph, upon the termination of employment of Quist or Drake, as the case may be, the unvested shares, if any, held by such person shall be forfeited; and

      (c) On the Closing Date, JMAR will grant to each of Quist and Drake one-half of the

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            right to receive an annual payment (the "Future Payment Right")
            calculated as follows:

            (i) 2% of the revenue of the CORTS Business for 2004 and for each of the five full fiscal years after the Closing Date;

            (ii) 1% of the revenue of the CORTS Business for each of the next two fiscal years;

            (iii) 25% of the "Residual Income" generated by the CORTS Business for 2004 and for each of the five full fiscal years after the Closing Date; and

            (iv)  4% of Residual Income for the next five full fiscal years.

      (d) The "Residual Income" of the CORTS Business for a given fiscal year shall be defined as the Net Income of the CORTS Business for that fiscal year (computed in accordance with generally accepted accounting principles ("GAAP")), less interest imputed on the average amount of the Total Investment (as defined in Section 3.5(e) below) as of the last day of each fiscal quarter during that fiscal year. The imputed interest for a given fiscal quarter shall be equal to (i) the average of the "prime rate" for that fiscal quarter, plus
            (ii) six percent (referred to herein as the "Applicable Rate").

      (e) The Future Payment Right shall be calculated within 60 days after the end of each fiscal year, shall accrue and shall be deemed to have been earned by Quist and Drake, but no payment of the Future Payment Right will be made to Quist or Drake unless and until the Cumulative Cash (as defined below) is sufficient to repay JMAR's Total Investment in the CORTS Business, plus interest accrued at the Applicable Rate. If the Cumulative Cash is sufficient to repay JMAR's Total Investment in the CORTS Business, plus interest accrued at the Applicable Rate, then Quist and Drake shall be paid in the aggregate the lesser of (i) one-half of the Cumulative Cash after deduction of the Total Investment and said accrued interest for the applicable fiscal year or (ii) the total unpaid accrued Future Payment Right. "Total Investment" shall mean all amounts contributed by JMAR under Section 2.3(a) prior to the Closing Date, plus all cash, direct costs paid by JMAR on behalf of the CORTS Business and all other assets contributed by JMAR to the CORTS Business after the Closing Date. "Cumulative Cash" shall mean cash or cash equivalents at the end of the subject period minus any outstanding working capital line of credit attributable directly to the CORTS Business.

      (f) The maximum total payment to Sellers as a group under the Future Payment Right shall be $20,000,000 ("Maximum Future Payment").

      (g) Schedule 3.5 hereto sets forth an illustration of the calculations to be made pursuant to this Section 3.5.

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      3.6 Representations and Warranties. The Purchase Agreement will contain the representations and warranties listed on Schedule 3.6 hereto, plus such other representations and warranties as are customary for transactions of this nature or as may become necessary as a result of the parties' experiences during the Seed Stage. The representations will expire two years after the Closing Date and the Sellers' indemnification obligations under the representations shall be limited to an offset against any Future Payment Right earned by Sellers.

      3.7 Conditions to the Obligations of JMAR. The Purchase Agreement will provide that the obligations of JMAR to complete the acquisition of the Purchased Assets will be subject to the satisfaction of each of the following conditions prior to the Closing Date unless waived by JMAR:

      (a) All representations and warranties of Sellers contained in the Alliance Agreement and in the Purchase Agreement shall be true and correct when made and as of the Closing Date.

      (b) All covenants, agreements and obligations required by the terms of the Purchase Agreement to be performed by Sellers at or before the Closing Date shall have been duly and properly performed.

      (c) JMAR shall be satisfied with all intellectual property matters, including having reviewed the pending PointSource patent application and having determined that any modifications to the design of the Proof of Concept, alpha or beta products that are required in order to avoid infringement of the PointSource patents can be made without significant adverse impact on the operation or economics of those units. The satisfaction of this condition shall not operate as a waiver of the representations of Sellers in Section 2.6(c) above or the representations concerning Intellectual Property contained in the Purchase Agreement.

      (d) JMAR's Board of Directors shall have approved the execution by JMAR of the Purchase Agreement and the performance by JMAR of the transactions contemplated therein.

      (e) JMAR shall have entered into Employment Agreements with Quist and Drake in the form of Exhibit B hereto.

      (f) All of the Milestones that are required to have been satisfied as of the Closing Date shall have been satisfied.

      (h) JMAR shall have received from Sellers: 1) a bill of sale and assignment; 2) assignments of the contracts, agreements, licenses, instruments (including purchase and sales orders), leases, joint venture agreements, claims, rights, copyrights, patents, trade secrets and other intangible properties included in the Purchased Assets; and 3) such other instruments of conveyance, assignment and transfer, reasonably satisfactory in form and substance to JMAR.

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      3.8 Conditions to the Obligations of Sellers. The Purchase Agreement will provide that the obligations of Sellers to complete the acquisition of the Purchased Assets will be subject to the satisfaction of each of the following conditions prior to the Closing Date unless waived by Sellers:

      (a) All representations and warranties of JMAR contained in the Alliance Agreement and in the Purchase Agreement shall be true and correct when made and as of the Closing Date.

      (b) All covenants, agreements and obligations required by the terms of the Purchase Agreement to be performed by JMAR at or before the Closing shall have been duly and properly performed.

      (c) Sellers shall have received an opinion letter of Joseph G. Martinez, General Counsel of JMAR, dated as of the Closing Date, in form and substance agreed to by the parties.

      (d) JMAR shall have entered into Employment Agreements with Quist and Drake in the form of Exhibit B hereto.

      3.9 Other Provisions of Purchase Agreement.

      (a) As additional consideration for the purchase of the Purchased Assets, the Purchase Agreement will contain non-competition provisions in the form set forth on Schedule 3.9 hereto restricting the activities of Quist and Drake for a term of five years after the Closing Date.

      (b) The Purchase Agreement will provide that in the event JMAR sells the CORTS Business, then JMAR will pay Sellers the lesser of (i) 50% of the gain (calculated in accordance with GAAP) over JMAR's Total Investment in the CORTS Business or (ii) the remaining unpaid amount of the Maximum Future Payment (defined in Section 3.5(f) above). The Purchase Agreement will provide that if after the Closing Date JMAR decides to discontinue its support or otherwise dispose of the CORTS Business, then it will first offer to sell the assets of the CORTS Business (including Intellectual Property) to Quist and Drake on terms that will include the repayment to JMAR of its Total Investment in the CORTS Business, plus interest accrued at the Applicable Rate (as defined in Section 3.5(d)), either in the form of a purchase price payment, the payment of a royalty of 5% of future revenues from the sale of systems using the CORTS Technology, or some combination of purchase price and royalty. The Purchase Agreement will provide that in the event of a sale, merger or other transfer of the stock or assets of JMAR, the acquiring party (or surviving party in a merger) shall be required to assume JMAR's obligations under this Alliance Agreement and the Purchase Agreement.

      (c) The Purchase Agreement will confirm that as officers and/or employees of

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

      JMAR, Quist and Drake will be entitled to the same indemnification protections that are generally available to JMAR employees and officers, as well as the benefits of JMAR's directors and officers liability insurance coverage as in effect from time to time. The Purchase Agreement will also provide that JMAR will indemnify, defend and hold harmless Sellers and their respective successors or assigns from and against any and all losses, liabilities, damages, deficiencies, costs or expenses, including interest, penalties and reasonable attorneys' fees and disbursements ("Losses") which either of them shall incur or suffer based upon, arising out of or otherwise in respect to any third party claims made or threatened against Sellers which arise out of or involve the operation of the CORTS Business after the execution of the Letter Agreement; provided, however, JMAR shall not be obligated to indemnify Sellers for Losses which are finally judicially determined to have resulted from the gross negligence or willful misconduct of Sellers, including Losses arising from the misappropriation of the trade secrets of another person. JMAR shall have no obligation to indemnify Sellers against Losses arising from their pursuit of the CORTS Business or their use of the CORTS Technology after termination of this Alliance Agreement.

                                   ARTICLE IV
                        TERMINATION OF ALLIANCE AGREEMENT

      4.1 Termination. The Alliance Agreement may be terminated at any time prior to the Closing by:

      (a) The mutual consent of Sellers, on the one hand, and JMAR, on the other hand; or

      (b) JMAR, if the Milestones have not been achieved in accordance with
      Schedule 2.3(a) hereto, or if the costs have exceeded, or if the costs are projected by Sellers and JMAR to exceed, the Budgeted Costs (as defined in Section 2.3); or

      (c) JMAR or the Sellers, if the Purchase Agreement has not been executed by the Sellers by August 1, 2004; or

      (d) JMAR or the Sellers, if the Closing has not occurred by January 7, 2005 through no fault of the terminating party; or

      (e) JMAR, if Sellers shall have materially breached or failed in any material respect to comply with any of their obligations under this Alliance Agreement, or any representation or warranty of Sellers contained in this Alliance Agreement shall have been inaccurate when made in any material respect; or

      (f) Sellers, if JMAR shall have materially breached or failed in any material respect to comply with any of its obligations under this Alliance Agreement, or any representation or warranty of JMAR contained in this Alliance Agreement shall have been inaccurate when made in any material respect.

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

      4.2 Transfer of Rights to Sellers; License to JMAR. In the event that JMAR terminates this Alliance Agreement pursuant to Section 4.1(a), (b), (c) or (d) above, or in the event that Sellers terminate this Alliance Agreement pursuant to Section 4.1(f) above, then JMAR shall assign and transfer all property and rights acquired or created during the Seed Stage to Sellers and shall confirm Seller's ownership of all of the intellectual property and other rights to the CORTS Technology. In consideration for said transfer and confirmation of rights, Sellers will grant JMAR a royalty of 5% of future revenues from the sale of systems using the CORTS Technology until JMAR's Total Investment (as defined in Section 3.5(e) above) in the Seed Stage is repaid. In the event that JMAR terminates this Alliance Agreement pursuant to Section 4.1(e) above, then JMAR shall retain all property and rights that it provided or otherwise contributed to the CORTS Business during the Seed Stage.

                                    ARTICLE V
                            MISCELLANEOUS PROVISIONS

      5.1 Expenses. Except as otherwise provided in this Alliance Agreement, Sellers and JMAR shall pay their respective expenses separately incurred in connection with this Alliance Agreement and the Purchase Agreement and the transactions contemplated hereby and thereby.

      5.2 Entire Agreement. This Alliance Agreement and the additional written agreements called for herein together contain the entire agreement between Sellers and JMAR with respect to the purchase and sale of the business and assets of the CORTS Business and the related transactions and supersede all prior arrangements or understandings with respect thereto, including the Letter Agreement, dated April 16, 2004, between JMAR and the Sellers. There have been no oral representations or warranties and neither party has relied on any representation not contained herein.

      5.3 Assignment. This Alliance Agreement and each other agreement entered into pursuant hereto and all of the provisions hereof and thereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Alliance Agreement nor any of the rights, interests or obligations hereunder and thereunder, shall be assigned by either party hereto or thereto without the prior written consent of the other party. Sellers hereby agree that notwithstanding the foregoing or the fact that this Alliance Agreement shall have been executed by JMAR directly, JMAR may, at its option, cause the transactions contemplated hereby to be consummated by (i) a newly-formed subsidiary or subsidiaries of JMAR to be organized for the purpose of consummating this transaction or (ii) any other affiliated corporation of JMAR; provided, however, that JMAR's obligations shall be retained or guaranteed by JMAR. This Alliance Agreement is not intended to confer upon any other party, except the parties hereto, any rights or remedies hereunder.

      5.4 Counterparts. This Alliance Agreement may be executed in any number of counterparts, each of which independently shall have the same effect as if it were the original and all of which taken together shall constitute one and the same document. Executed signature pages which are transmitted by facsimile to the other party shall be deemed to have been delivered on the date so transmitted provided that an originally executed signature is delivered to

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

the other party within 3 business days thereafter.

      5.5 Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein shall be validly given, made or served, if in writing and delivered personally, sent by registered or certified mail, postage prepaid, sent by established overnight delivery service, or transmitted by fax (except for legal process) to:

            If to JMAR:

            JMAR Technologies, Inc.
            5800 Armada Drive
            Carlsbad, California 92008
            Attention:  General Counsel
            Fax: 760-602-3299

            If to Sellers:

            Gregory M. Quist
            2166 Weiss Way
            Escondido, California  92029
            Fax: 760-

            David A. Drake
            325 Rock Ridge Place
            Escondido, California 92027
            Fax: 760-

            With a copy to:

            Richard L. Seidenwurm, Esq.
            Solomon Ward Seidenwurm & Smith, LLP
            401 B Street, Suite 1200
            San Diego, CA  92101
            Fax: 619-231-4755

or to such other address or fax number as any party hereto may, from time to time, designate in a written notice given in a like manner. Notice given by mail as set out above shall be deemed delivered three days after the date it is postmarked. Notice given by overnight delivery service shall be deemed delivered when received. Notice given by fax shall be deemed given when transmitted, provided that the sender retains a written confirmation of such transmission and mails an original thereof to the other party within one business day after said transmission.

      5.6 Arbitration. Any dispute, claim or controversy arising out of or relating to this Alliance Agreement or breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this Agreement to arbitrate, shall be determined by arbitration in San Diego County, California, before a sole arbitrator, in accordance with the laws of the State of California for agreements made in and to be performed in that State. The arbitration shall be administered by JAMS pursuant to its Streamlined Arbitration Rules and Procedures. Judgment on the Award may be entered in any court having jurisdiction.

      5.7 Interpretation. The parties acknowledge that this Alliance Agreement has been negotiated by both parties and that neither this Alliance Agreement nor any of its provisions should be interpreted for or against any party on the basis said party or its attorney drafted the Alliance Agreement or the provision in question.

      5.8 Severability. If any provision of this Alliance Agreement is declared by a court of competent jurisdiction or arbitrator to be invalid, void or unenforceable, the remaining provisions of this Alliance Agreement nevertheless will continue in full force and effect without being impaired or invalidated in any way.

      5.9 Governing Law. This Alliance Agreement shall be governed by and construed in accordance with the laws of the State of California.

      5.10 Attorneys' Fees. In the event suit is commenced to enforce or contest this Alliance Agreement, or any portion thereof, the prevailing party in such suit shall be entitled to recover from the non-prevailing party all fees, costs and expenses of enforcing any right of such prevailing party under and with respect to this Alliance Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

      5.11 Force Majeure. Whenever a period of time is prescribed for action by a party hereunder, such party shall not be responsible for, and there will be excluded from the computation for such period of time, any delays due to an event of force majeure, including but not limited to strikes, riots, acts of God, war, governmental laws, regulations or restrictions of general application to the public at large, or any other causes beyond the control of such party.

      IN WITNESS WHEREOF, the parties hereto have caused this Alliance Agreement to be duly executed as of the date first above written.

JMAR TECHNOLOGIES, INC.

By: /s/  Ronald A. Walrod
    -----------------------------------------------
Ronald A. Walrod, President and
Chief Executive Officer

         /s/  Gregory M. Quist
---------------------------------------------------
Gregory M. Quist, doing business as The LXT Group

         /s/  David A. Drake
---------------------------------------------------
David A. Drake, doing business as The LXT Group

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

                                List of Schedules

Schedule 2.2 - List of Improvements to LXT Facility

Schedule 2.3(a) - Seed Stage Activities and Seed Stage Milestones

Schedule 2.3(b) - Budgeted Costs

Schedule 2.6(c) - List of Intellectual Property

Schedule 3.5 - Calculation of Residual Income (Illustration)

Schedule 3.6 - Representations and Warranties for Purchase Agreement

Schedule 3.9 - Non-Competition Provisions

Exhibits:

Exhibit A - Form of Promissory Note and Security Agreement

Exhibit B - Form of Employment Agreement

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